Exhibit 3.64.1

CERTIFICATE OF AMENDMENT

OF

SABRA HILLSIDE TERRACE, LLC

1. The name of the limited liability company is Sabra Hillside Terrace, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows: The name of the limited liability company is Sabra Health Care Virginia, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of March 22, 2012.

/s/ Jonathan J. Eckhardt
Name: Jonathan J. Eckhardt
Title: Authorized Person